Exhibit 4.10

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

BY ITS ACQUISITION OF THE NOTES, EACH HOLDER OF THE NOTES (INCLUDING EACH BENEFICIAL OWNER) ACKNOWLEDGES, AGREES TO BE BOUND BY, AND CONSENTS TO THE EXERCISE OF, ANY SWISS RESOLUTION POWER (AS DEFINED HEREIN) WITH RESPECT TO THE GUARANTOR THAT RESULTS IN THE WRITE-DOWN AND CANCELLATION OF THE ENTIRE, OR A PORTION OF THE, PRINCIPAL AMOUNT OF, AND/OR ACCRUED INTEREST ON, THE NOTES AND/OR CONVERSION INTO EQUITY OF THE GUARANTOR OF THE ENTIRE, OR A PORTION OF THE, PRINCIPAL AMOUNT OF, AND/OR ACCRUED INTEREST ON, THE NOTES, IRRESPECTIVE OF WHETHER SUCH CLAIMS HAVE ALREADY BECOME DUE AND PAYABLE PRIOR TO THE OCCURRENCE OF SUCH ACTION.  BY ITS ACQUISITION OF THE NOTES, EACH SUCH HOLDER (INCLUDING EACH BENEFICIAL OWNER) FURTHER ACKNOWLEDGES, AGREES TO BE BOUND BY, AND CONSENTS TO THE ORDERING OF, ANY RESTRUCTURING PROTECTIVE MEASURES (AS DEFINED HEREIN) THAT RESULTS IN THE DEFERMENT OF PAYMENT OF PRINCIPAL AND/OR INTEREST UNDER THE NOTES. BY ITS ACQUISITION OF THE NOTES, EACH HOLDER OF THE NOTES (INCLUDING EACH BENEFICIAL OWNER) FURTHER ACKNOWLEDGES AND AGREES THAT ITS RIGHTS ARE SUBJECT TO, AND, IF NECESSARY, WILL BE ALTERED WITHOUT SUCH HOLDER’S OR OWNER’S CONSENT, INCLUDING BY MEANS OF AN AMENDMENT OR MODIFICATION TO THE TERMS OF THE INDENTURE OR OF THE NOTES, SO AS TO GIVE EFFECT TO ANY SUCH EXERCISE OF SWISS RESOLUTION POWER OR ANY SUCH ORDERING OF RESTRUCTURING PROTECTIVE MEASURES.

[FACE OF NOTE]

CREDIT SUISSE GROUP FUNDING (GUERNSEY) LIMITED

3.800% Senior Notes due 2023

Guaranteed by

CREDIT SUISSE GROUP AG

No. [•]	Principal Amount: $[•]
CUSIP: 225433AT8
ISIN: US225433AT80
Swiss Security Number: 33871135

Credit Suisse Group Funding (Guernsey) Limited (registration number 58814), a Guernsey incorporated non-cellular company limited by shares, (together with its successors and assigns, the “Company”) for value received, hereby promises to pay to Cede & Co. or registered assignees, the principal sum of [•] Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on June 9, 2023.

Interest Payment Dates: June 10 and December 10, beginning December 10, 2016.

Unless the certificate of authentication hereon has been executed by the Trustee, as defined on the reverse hereof, by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

CREDIT SUISSE GROUP FUNDING (GUERNSEY) LIMITED

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

GUARANTEE

OF

CREDIT SUISSE GROUP AG

For value received, Credit Suisse Group AG, a company organized under the laws of Switzerland, having its principal executive offices at Paradeplatz 8, CH 8001, Zurich, Switzerland (herein called the “Guarantor,” which term includes any Person who is a successor Guarantor under the Indenture referred to in the Note upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Note upon which this Guarantee is endorsed and to the Trustee in its individual capacity and on behalf of each such Holder, the due and punctual payment of the Principal of and interest on (and any other sums from time to time expressed to be payable by the Company in respect of) such Note and the Indenture when and as the same shall become due and payable, whether on the Maturity Date, by declaration of acceleration, where applicable, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. The Guarantee will not be discharged, except (i) by payment in full of the principal of (and premium, if any) and interest on such Note and any other amount due and owing under the Indenture or (ii) upon the substitution of the Guarantor for the Company for all purposes under the Notes. In case of the failure of Credit Suisse Group Funding (Guernsey) Limited (herein called the “Company”, which term includes any successor Person under the Indenture), to punctually make any such payment of Principal or interest or other amount, the Guarantor hereby agrees to cause any such payment to be made as soon as reasonably possible when and as the same shall become due and payable, whether on the Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company, if applicable, in each case according to the terms thereof and of the Indenture referred to therein.

This Guarantee will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were the principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Note or the Indenture, any failure to enforce the provisions of such Note or the Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Note or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the Principal amount of such Note, or increase the interest rate thereon, or alter the Maturity Date thereof, unless so required by the Swiss Resolution Authority. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby or required under such Note and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Principal of and interest on such Note. This Guarantee is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Note and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the Principal of and interest on all Notes issued under the Indenture shall have been paid in full.

No reference herein to the Indenture and no provision of this Guarantee or of the Indenture shall alter or impair the guarantees of the Guarantor which are absolute and unconditional, of the due and punctual payment of all amounts due under the Indenture and of the Principal of and interest on, the Note upon which this Guarantee is endorsed, according to the terms thereof and of the Indenture referred to therein.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Note shall have been manually executed by or on behalf of the Trustee under the Indenture.

All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Guarantee.

The Guarantor has caused this Guarantee to be duly executed and dated the date on the face hereof.

CREDIT SUISSE GROUP AG, as the Guarantor

By:
Name:
Title:

By:
Name:
Title:

[REVERSE OF NOTE]

CREDIT SUISSE GROUP FUNDING (GUERNSEY) LIMITED

3.800% Senior Notes due 2023

Guaranteed by

CREDIT SUISSE GROUP AG

Credit Suisse Group Funding (Guernsey) Limited (registration number 58814), a Guernsey incorporated non-cellular company limited by shares, (together with its successors and assigns, the “Company”) for value received, hereby promises to pay to Cede & Co. or registered assignees, $[•] on June 9, 2023 (the “Maturity Date”) (except to the extent redeemed prior to the Maturity Date) and to pay interest thereon from June 10, 2016 (the “Initial Accrual Date”) at the rate of 3.800% per annum (the “Interest Rate”) until the principal hereof is paid or duly made available for payment (except as provided below).  For purposes of this Note, “Principal” means the principal amount of, and, unless the context indicates otherwise, includes any premium payable on, the Note. The Company will pay interest semi-annually in arrears on June 10 and December 10 of each year (each, an “Interest Payment Date”), commencing on December 10, 2016, and on the Maturity Date (or any date fixed for any redemption (a “Redemption Date”)); provided, however, that if an Interest Payment Date or the Maturity Date (or any Redemption Date) would fall on a day that is not a Business Day, payment of interest, premium, if any, or Principal otherwise payable on such date shall not be made on such date, but shall be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any Redemption Date), and no interest shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any Redemption Date) to such next succeeding Business Day.

This Note is one of a duly authorized issue of senior notes (the “Notes”) of the Company.  The Notes are issuable under a senior indenture, dated as of June 10, 2016 (the “Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Guarantor, the Trustee and Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.  U.S. Bank National Association at its corporate trust office in The City of New York has been appointed the Registrar and Paying Agent with respect to the Notes.  Credit Suisse AG has been appointed the Swiss Paying Agent for the Notes. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.  This Note will not be subject to any sinking fund and will not be redeemable or subject to repayment at the option of the Holder prior to the Maturity Date. However, subject to the prior approval of FINMA, if then required under Swiss laws and regulations applicable to the Guarantor from time to time, each of the Company, the Guarantor, or any subsidiary of the Guarantor, may at any time purchase or procure others to purchase beneficially for its account the Notes in any manner and at any price. The Notes so purchased may, at the Company’s or Guarantor’s discretion, be held, resold or surrendered for cancellation.

Interest periods for this Note will begin on and include each Interest Payment Date and end on but exclude the next succeeding Interest Payment Date or the Maturity Date (or earlier Redemption Date), except that the initial interest period will begin on and include the Initial Accrual Date and end on but exclude the first Interest Payment Date (or earlier Redemption Date).  Interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered in the Security Register at the close of business on the corresponding record date (the “Record Date”), which shall be, for so long as the Notes are in the form of one or more Global Notes, three Business Days prior to the relevant Interest Payment Date and, in the event that any Notes are not represented by one or more Global Notes, the fifteenth day (whether or not a Business Day) prior to the relevant Interest Payment Date; provided, however, that interest payable on the Maturity Date (or any Redemption Date) will be payable to the person to whom the Principal hereof shall be payable.

Payment of the Principal of this Note, and premium, if any, and the interest due on the Maturity Date (or any Redemption Date) will be made in immediately available funds upon surrender of this Note at the office or agency of such paying agent as the Company (or the Guarantor, if applicable) may determine and maintained for that purpose in the Borough of Manhattan, The City of New York (a “Paying Agent”), or at the office or agency of such other Paying Agent as the Company (or the Guarantor, if applicable) may determine.

Payment of the Principal of and premium, if any, and interest on this Note will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest, other than interest due at the Maturity Date (or any Redemption Date) will be made, at the option of the Company, by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register or by wire transfer of immediately available funds to an account within the United States maintained by the Holder of this Note as such account shall be provided to the Registrar at least 15 calendar days prior to the applicable Interest Payment Date.

This Note constitutes the direct, senior and unsecured obligation of the Company, and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

As provided in the Indenture and any applicable indenture supplemental thereto, and subject to certain limitations set forth therein, the obligations of the Company under the Indenture and this Note are guaranteed pursuant to the Guarantee endorsed hereon.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and is issuable only in denominations of U.S. $250,000 or any integral multiple of U.S. $1,000 in excess thereof.

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the Principal hereof and the interest accrued hereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions that provide that the Company, the Guarantor and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company or the Guarantor consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of transactions), to any person; (iii) comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (iv) evidence and provide for the acceptance of appointment under the Indenture with respect to the Notes by a successor Trustee; (v) provide for a further guarantee from a third party on the Notes; (vi) give effect to any Issuer Substitution, including to provide for the issuance of any New Security (each as defined in the Indenture); (vii) provide for the issuance of Exchange Securities (as defined in the Indenture); (viii) provide for the issuance of Additional Securities (as defined in the Indenture); (ix) to account for the exercise of any Swiss Resolution Power and/or the ordering of any Protective Measures or (x) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture contains provisions that provide that, without prior notice to any Holders, the Company, the Guarantor and the Trustee may amend the Indenture, the Guarantee and the Notes with the written consent of the Holders of a majority in Principal of the outstanding Notes, and the Holders of a majority in Principal of the outstanding Notes by written notice to the Trustee may waive future compliance by the Company or the Guarantor with any provision of the Indenture, the Guarantee or the Notes; provided that, without the consent of each Holder of the Notes affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) impair the right of any Holder to receive payment of the Principal of and interest on the Notes on or after the respective due date or impair the right of any Holder to institute suit for the enforcement of any such payment on or after such respective dates, (ii) extend the stated maturity of the Principal of or any installment of interest on, such Holder’s Note, or reduce the Principal thereof or the rate of interest thereon, or the amount thereof provable in bankruptcy, administration, insolvency or similar proceeding, or change any place of payment where, or the currency in which, any Principal or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor, (iii) reduce the percentage in Principal of outstanding Notes the consent of whose Holders is required for any such supplemental indenture, or for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture, (iv) waive a Default in the payment of Principal of or interest on any Note of such Holder by the Company or the Guarantor, or (v) modify any of the provisions of the Indenture governing amendments or waivers with the consent of Holders except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; provided that any amendment to the Indenture, the Guarantee and/or the Notes made as a consequence of or as a result of the exercise of the Swiss Resolution Power and/or the ordering of Restructuring

Protective Measures provided for hereunder and under the Indenture shall not be subject to the foregoing.

It is also provided in the Indenture that, subject to certain conditions, the Holders of at least a majority in Principal of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Notes and its consequences, except a Default in the payment of Principal of or interest on any Note or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Notes arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto; provided that on or after an Issuer Substitution Date, if Swiss law then so requires, this provision will be subject to the mandatory provisions of Swiss law in relation to meetings of Holders.

The Indenture also provides that the Company may, without the consent of the Holders hereof, issue Additional Securities, which Notes of different tranches may have different issue dates, public offering prices, initial interest payment dates and initial interest accrual dates but otherwise shall have identical terms. All the Additional Securities issued under the Indenture shall be treated as a single class and consolidated and form a single series with the Notes initially issued for all purposes of the Indenture including waivers, amendments, redemptions and offers to purchase.  Such Additional Securities that have the same CUSIP, ISIN or other identifying number as the Notes shall be issued for U.S. federal income tax purposes in a “qualified reopening” or otherwise as part of the same “issue.”

So long as this Note shall be outstanding, the Company and the Guarantor will cause to be maintained an office or agency for the payment of the Principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes.  The Company or the Guarantor may designate other agencies for the payment of said Principal, premium, if any, and interest at such place or places (subject to applicable laws and regulations) as the Company or the Guarantor may decide.  So long as there shall be any such agency, the Company and the Guarantor shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

Except in connection with the exercise of the Swiss Resolution Power and/or the ordering of Restructuring Protective Measures, no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the Principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein and in the Indenture prescribed unless otherwise agreed among the Company, the Guarantor and the registered Holder of this Note.

Upon due presentment for registration of transfer of this Note, a new Note or Notes of authorized denominations for an equal aggregate Principal will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company or any agent of the Company, the Guarantor or any agent of the Guarantor, the Registrar and the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantor, the Registrar, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the Principal of, or premium, if any, or the interest on, this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company, of the Guarantor or of any successor corporation, either directly or through the Company, the Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Agreement with Respect to the Exercise of Swiss Resolution Power and the Ordering of Restructuring Protective Measures

By its acquisition of the Notes, each Holder of the Notes (including each beneficial owner) acknowledges, agrees to be bound by, and consents to the exercise of, any Swiss Resolution Power with respect to the Guarantor that results in the write-down and cancellation and/or conversion into equity of the Guarantor of the entire, or a portion of the, Principal of, and/or accrued interest on, the Notes, irrespective of whether such amounts have already become due and payable prior to such action. By its acquisition of the Notes, each such Holder (including each beneficial owner) further acknowledges, agrees to be bound by, and consents to the ordering of any Restructuring Protective Measures that results in the deferment of payment of Principal and/or interest under the Notes. By its acquisition of the Notes, each Holder of Notes (including each beneficial owner) further acknowledges, agrees and consents that its rights are subject to, and, if necessary, will be altered without such Holder’s or owner’s consent, including by means of an amendment or modification to the terms of the Indenture or of the Notes so as to give effect to, any such exercise of the Swiss Resolution Power or any such ordering of Restructuring Protective Measures. For the avoidance of doubt, this acknowledgement, agreement and consent does not qualify as a waiver of the rights, procedural or otherwise, existing for creditors generally, and the holders of the Notes specifically, under the applicable banking regulation pursuant to which any Swiss Resolution Power is exercised.

By its acquisition of the Notes, each Holder of the Notes (including each beneficial owner) will automatically be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against the Company, the Guarantor or the Trustee with respect to repayment of the Principal of the Notes or any accrued and unpaid interest (or any Additional Amounts payable in connection therewith) on any Notes, in each case, that is written-down and/or converted into equity of the Guarantor as a result of the exercise of any Swiss Resolution Power.

By its acquisition of the Notes, each Holder (including each beneficial owner), waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes or abstains from taking, in either case in accordance with (i) a Guarantor Restructuring Event, (ii) the exercise of any Swiss Resolution Power with respect to the Guarantor that requires or results in any write-down and cancellation and/or conversion into equity of the Guarantor of the entire, or a portion of, the Principal of, and/or accrued interest on, the Notes, (iii) the ordering of any Restructuring Protective Measures that require or result in the deferment of payment of the Principal and/or interest under the Notes or (iv) any consequences resulting from any of the foregoing.

Additionally, by its acquisition of the Notes, each Holder of the Notes (including each beneficial owner) will acknowledge, agree and consent that (a) upon the exercise of any Swiss Resolution Power with respect to the Guarantor or the ordering of any Restructuring Protective Measures, (i) the Trustee will not take any further directions from the Holders under Section 7.05 (Control by Majority) of the Indenture, which section authorizes Holders of a majority in aggregate outstanding Principal of the Notes to direct certain actions relating to the Notes, and that any such direction given prior to the exercise of any Swiss Resolution Power with respect to the Guarantor or the ordering of any Restructuring Protective Measures shall thereafter be deemed null and void, and (ii) the Indenture and the Notes will not impose any duties, liability, cost or expense upon the Trustee whatsoever with respect to the exercise of any such Swiss Resolution Power or the ordering of any Restructuring Protective Measures and (b) neither a Guarantor Restructuring Event, nor the exercise of any Swiss Resolution Power with respect to the Guarantor that requires or results in any write-down and cancellation and/or conversion into equity of the Guarantor of the entire, or a portion of, the Principal of, and/or accrued interest on, the Notes, nor the ordering of any Restructuring Protective Measures that require or result in the deferment of payment of Principal and/or interest under the Notes nor any consequences resulting from any of the foregoing shall give rise to a Default or an Event of Default under the Indenture, including, without limitation, for purposes of Section 315(b) and Section 315(c) under the Trust Indenture Act of 1939, as amended.

By its purchase of the Notes, each Holder and beneficial owner of the Notes shall be deemed to have (i) consented to the exercise of any Swiss Resolution Power with respect to the Guarantor that requires or results in any write-down and cancellation and/or conversion into equity of the Guarantor of the entire, or a portion of, the Principal of, and/or accrued interest on, the Notes and the ordering of any Restructuring Protective Measures that require or result in the deferment of payment of Principal and/or interest under the Notes as such Swiss Resolution Power or Restructuring Protective Measure as it may be imposed without any prior notice by the Swiss Resolution Authority of its decision to exercise such Swiss Resolution Power or order such Restructuring Protective Measure and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement any such exercise of Swiss Resolution Power or ordering of any Restructuring Protective Measures, without any further action or direction on the part of such Holder or beneficial owner.

No repayment of the Principal of the Notes or payment of interest on the Notes shall become due and payable after the exercise of any Swiss Resolution Power with respect to the Guarantor that results in the write-down and cancellation and/or conversion into the equity of the Guarantor of the entire, or a portion of, the Principal of, and/or accrued but unpaid interest on, the Notes, or the ordering of any Restructuring Protective Measures that require or result in the deferment of payment of Principal and/or interest under the Notes, unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Guarantor under the Swiss laws, regulations and orders applicable to the Guarantor; provided that the Trustee shall not be liable for any payments it makes until a Responsible Officer of the Trustee has actual knowledge of any such exercise of any Swiss Resolution Power or any such ordering of any Restructuring Protective Measures.

Notwithstanding anything herein to the contrary, so long as any Notes remain outstanding (including, for example, if the exercise of the Swiss Resolution Power results in only a partial write-down and/or conversion of the Principal of the Notes), then the Trustee’s duties and rights under the Indenture shall remain applicable with respect to the Notes.

BY ITS ACQUISITION OF THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES THAT ACQUIRES ITS NOTES IN THE SECONDARY MARKET SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE PROVISIONS SPECIFIED IN THE INDENTURE TO THE SAME EXTENT AS THE HOLDERS AND BENEFICIAL OWNERS OF THE NOTES THAT ACQUIRE THE NOTES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE NOTES, INCLUDING THOSE TERMS AND PROVISIONS RELATING TO ANY SWISS RESOLUTION POWER, ANY RESTRUCTURING PROTECTIVE MEASURES AND ANY ISSUER SUBSTITUTION.

Waiver of Set-Off

By its acquisition of the Notes, each holder of the Notes (including each beneficial owner) will be deemed to have waived any right of set-off, compensation or retention, or in respect of such other netting arrangement in respect of any amount with respect to the Notes or the applicable Indenture that they might otherwise have against the Company or the Guarantor, whether before or during their respective Restructuring Proceedings or winding up of the Company or the Guarantor.

Issuer Substitution

The Company may, without consent of the Holders or the Trustee (which consent the Holders and beneficial owners of the Notes shall be deemed to have given by their acquisition of the Notes), substitute the Guarantor for itself for all purposes under the Notes and the Indenture at any time, provided that at such time interest on the Notes may be paid without the deduction by the Guarantor of withholding tax (such substitution, a “Voluntary Issuer Substitution”). Upon any such Voluntary Issuer Substitution, the Company shall be released from its obligations under the Notes and Indenture, and the Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture with the same effect as if the Guarantor had been named as issuer in the Indenture and herein.  In the event of such a Voluntary Issuer Substitution, the Guarantee shall cease to exist. In connection with any such Voluntary Issuer Substitution, the Indenture shall be amended in order to give effect to and evidence such substitution and the Guarantor shall furnish the Trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to such substitution provided for in the Indenture have been complied with. The Company agrees to take any and all necessary action to effectuate any Voluntary Issuer Substitution with DTC or any other appropriate clearing system.

Whether or not interest on the Notes may be paid without the deduction by the Guarantor of Swiss withholding tax, and provided that a Voluntary Issuer Substitution has not previously occurred, the Company will, without the consent of the Holders or the Trustee (which consent the Holders and beneficial owners of the Notes shall be deemed to have given by their acquisition of the Notes), automatically and by operation of the terms of the Indenture, substitute the Guarantor for itself for all purposes under the Notes and the Indenture upon the occurrence of a Restructuring Event, (such substitution, a “Restructuring Issuer Substitution”, and, together with Voluntary Issuer Substitution, “Issuer Substitution.”). The Guarantor consents in all respects to any Restructuring Issuer Substitution.

Upon any Restructuring Issuer Substitution, the Company shall be released from its obligations under the Notes and the Indenture, and the Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture with the same effect as if the Guarantor had been named as issuer under the Indenture and herein. In the event of such Restructuring Issuer Substitution, the Guarantee shall cease to exist. The Company agrees to take any and all necessary action to effectuate any Restructuring Issuer Substitution with DTC or any other appropriate clearing system.

The Company or the Guarantor shall provide written notice as soon as practicable to Holders through DTC or other applicable clearing system upon the occurrence of (i) a Restructuring Event, (ii) a Voluntary Issuer Substitution, (iii) a Restructuring Issuer Substitution, (iv) the exercise of any Swiss Resolution Power that affects, or may affect, the Notes, (v) the ordering of any Protective Measures that affects, or may affect, the Notes, (vi) the conclusion of any Suspension Period and (vii) a Completion Event. The Company shall also provide written notice of any such event directly to the Trustee as soon as practicable for information purposes, which notice must be accompanied by an Officer’s Certificate of the Company stating which of the foregoing events has occurred. The Trustee shall not be deemed to have knowledge of any of the foregoing events or be required to reflect any of the foregoing events in its books and records relating to the Notes until and unless a Responsible Officer of the Trustee receives notice of the same from the Company as aforesaid. Any such notice to DTC and the Trustee hereunder shall set forth the effect, or potential effect, of any of the foregoing on the Notes to the extent known. The Trustee shall not be liable or responsible on account of any action it takes or omits to take based on the failure, for whatever reason, of a Responsible Officer of the Trustee to receive notice hereunder.

Exchange Following a Completion Event

Upon the occurrence of a Completion Event, if and to the extent (i) the Notes have not been fully written-down and/or converted into equity of the Guarantor and (ii) the Guarantor is or would be required to deduct Swiss withholding tax on interest payments on such Notes under Swiss laws in effect at such time (as promptly notified to the Trustee by the Guarantor), then the Guarantor will mandatorily exchange the Notes in full for a like Principal of New Securities on a one-for-one basis (such exchange, a “Post-Restructuring Exchange”) by (i)

redeeming the Notes by delivering New Securities in lieu of cash to the Trustee on behalf of the Holders and (ii) paying to the Trustee on behalf of the Holders in cash any accrued and unpaid interest on the Notes to (and excluding) the date of such exchange (but only to the extent that such interest has not been written-down and cancelled or converted into equity of the Guarantor in connection with the relevant Guarantor Restructuring Proceedings), in each case on the date specified therefor in the Completion Event Notice. Interest on the New Securities will accrue from and including the date on which the Post-Restructuring Exchange takes place, as the issue date of the New Securities.  Receipt by the Trustee of the relevant amount of New Securities in exchange for the outstanding Notes and the required cash payment, if any, from the Guarantor will constitute good and complete discharge of the Guarantor’s obligations in respect of redemption or repayment of the Notes. Notwithstanding the foregoing, if at the time of the Completion Event, the Guarantor is not and will not be required to deduct Swiss withholding tax from interest payments on the Notes under Swiss laws in effect at such time (as promptly notified to the Trustee by the Guarantor), the Guarantor may, but will not be required to, exchange/redeem the Notes pursuant to a Post-Restructuring Exchange. In the case of a Post-Restructuring Exchange, the Trustee will promptly deliver to the Holders (i) the New Securities and (ii) payment in cash of any accrued and unpaid interest, if any, on the Notes to, but excluding, the date of such exchange, (but only to the extent that such interest has not been written-down and cancelled or converted into equity of the Guarantor in connection with the relevant Guarantor Restructuring Proceedings).

Tax Redemption

Subject to the prior approval of FINMA, if then required under Swiss banking  laws applicable to the Guarantor from time to time, as evidenced by an Officers’ Certificate from the Company certifying the same, the Company may at its option redeem the Notes, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the Holders and the Trustee, at the Principal of the Notes being redeemed, together with accrued interest to, but excluding the Redemption Date, if it or the Guarantor has or will become obligated to pay Additional Amounts in respect of the Notes as described below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Switzerland or Guernsey, as applicable, or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date hereof, and such obligation cannot be avoided by the Company taking reasonable measures available to it. No such notice of redemption will be given earlier than 90 days prior to the earliest date on which it would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due; provided, however, that if the Company has delivered such notice of redemption, but, prior to the payment of a redemption amount with respect to such redemption, a Restructuring Event occurs, of which a Responsible Officer of the Trustee has actual knowledge, then such redemption notice shall be automatically rescinded and shall be of no force and effect, such redemption will be canceled, payment of the redemption amount in respect of such redemption shall no longer be due and payable and no such redemption of the Notes shall take place. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee an Officers’ Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to redeem have occurred, and an opinion of independent counsel of recognized standing to the effect that the Company or

Guarantor, as applicable, has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Payment of Additional Amounts

The Company or the Guarantor, as the case may be, will, subject to the exceptions and limitations set forth below, pay such Additional Amounts to the Holders as may be necessary.

Switzerland

The Company and the Guarantor will not be required to make any payments of Additional Amounts in respect of any present or future tax, assessment or other governmental charge imposed by Switzerland, or any political subdivision or taxing authority thereof or therein, for or on account of:

(i)                                     any such taxes, duties, assessments or other governmental charges imposed in respect of such Note by reason of the Holder having some connection with Switzerland other than the mere holding of the Note; or

(ii)                                  any such taxes, duties, assessments or other governmental charges imposed in respect of any Note presented for payment more than 30 days after the Relevant Date except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of such period of 30 days; or

(iii)                               any such taxes, duties, assessments or other governmental charges where such withholding or deduction is imposed on a payment and is required to be made pursuant to any agreements between the European Community and other countries or territories providing for measures equivalent to those laid down in the Council Directive 2003/48/EC, including, but not limited to, the agreement between the European Union and Switzerland of October 26, 2004, or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreements; or

(iv)                              where such withholding or deduction is imposed on a payment and is required to be made pursuant to any agreements between Switzerland and other countries on final withholding taxes (internationale Quellensteuern) in respect of persons resident in the other country on income of such person on the Notes booked or deposited with a paying agent in Switzerland (including, without limitation, the Swiss Paying Agent), or any law or the other governmental regulation implementing or complying with, or introduced in order to conform to, such agreements; or

(v)                                 any such taxes, duties, assessments or other governmental charges imposed on a payment in respect of the Notes required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of December 17, 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying-agent-based system pursuant to which a person other than the issuer is required to withhold tax on any interest payments; or

(vi)                              where such withholding or deduction is imposed on any payment by reason of FATCA (as defined below); or

(vii)                           where upon the occurrence of a Completion Event a Post-Restructuring Exchange occurs, such withholding or deduction is imposed on any payment to the Trustee on behalf of the holders of any accrued and unpaid interest on the Notes to (and excluding) the date of such Post-Restructuring Exchange; or

(viii)                        any combination of two or more items (i) through (vii) above.

Guernsey

The Company and the Guarantor will not be required to make any payments of Additional Amounts in respect of any present or future tax, assessment or other governmental charge imposed by Guernsey, or any political subdivision or taxing authority thereof or therein, for or on account of:

(i)                                     any such taxes, duties, assessments or other governmental charges imposed in respect of such Note by reason of the Holder having some connection with Guernsey other than the mere holding of the Note; or

(ii)                                  to the extent the withholding or deduction is imposed or levied because the Holder (or beneficial owner) of the Note has not made a declaration of non-residence or other claim for exemption, if such holder is able to avoid such deduction or withholding by making such a declaration or claim; or

(iii)                               any such taxes, duties, assessments or other governmental charges imposed in respect of any Note presented for payment more than 30 days after the Relevant Date except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of such period of 30 days; or

(iv)                              any such taxes, duties, assessments or other governmental charges imposed in respect of the relevant Note presented for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;  or

(v)                                 any such taxes, duties, assessments or other governmental charges where such withholding or deduction is imposed on a payment and is required to be made pursuant to any agreements between the European Community and other countries or territories providing for measures equivalent to those laid down in the Council Directive 2003/48/EC, including any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreements; or

(vi)                              where such withholding or deduction is imposed on any payment by reason of FATCA (as defined below); or

(vii)                           any combination of two or more items (i) through (vi) above.

U.S. Foreign Account Tax Compliance Act

Payments on the Notes will be subject in all cases to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or described in any agreement between any jurisdiction and the United States relating to the foreign account provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any agreements, law, regulation or other official guidance implementing an intergovernmental agreement or other intergovernmental approach thereto (collectively, “FATCA”).

Whenever in this Note there is mentioned, in any context, the payment of the Principal of, interest or any other amounts on, or in respect of, this Note, such mention shall be deemed to include mention of the payment of Additional Amounts as provided above to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms hereof, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding the payment of Additional Amounts in those provisions hereof where such express mention is not made.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of law principles thereof).

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —        (Custodian)        (Minor)

Under Uniform Gifts to Minors Act             (State)

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases of this Global Note have been made:

Date of Decrease or Increase	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee